Exhibit (j)

   CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Financial Highlights" in the DWS California Tax-Free Income Fund and DWS New York Tax-Free Income Fund's Class A, Class B, Class C, and Class S Shares (the "Funds") Supplements to the Currently Effective Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Funds' Statements of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 43 to the Registration Statement (Form N-1A, No. 2-81549) of our reports dual dated October 10, 2006 except for Notes A, B and H as to which the date is April 4, 2007, on the financial statements and financial highlights of the Funds, included in the Funds' Annual Report (Restated April 4, 2007) for the fiscal year ended August 31, 2006.




/s/ ERNST & YOUNG LLP
Boston, Massachusetts
April 25, 2007